PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (the "Agreement") is entered into by and between Daniel Mckinney ("DM") referred to as ("DM"), and Greenpro Capital Corp, a Nevada Corporation ("GRNQ") is a NASDAQ listed company symbol "GRNQ", effective as of this 21st day of May, 2020 (the "Effective Date"), with reference to the following facts:

A. DM holds a one hundred percent (100%) ownership interest in a 12.3 kilogram carved natural blue sapphire (the "Millennium Sapphire").

B. The Millennium Sapphire was originally discovered in Madagascar. The Millennium Sapphire was recognized as the world's largest gem carved sapphire as certified by the Guinness Book of World Records in 2001.

C. GRNQ proposes to purchase 4% of the Millennium Sapphire from DM for $4 million by the issuance of 4.44 million GRNQ restricted shares at $0.90 per share.

D. DM desires to sell the Millennium Sapphire to GRNQ pursuant to the provisions set forth herein.

E. GRNQ desires to purchase 4% of the Millennium Sapphire from DM pursuant to the provisions set forth herein.

In consideration of the premises and mutual covenants contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, DM and GRNQ hereby agree as follows:

SECTION 1

Agreement to Purchase and Sell

Section 1.01 Agreement to Purchase and Sell. DM hereby sells to GRNQ, and GRNQ hereby purchases from DM, in consideration of payment by GRNQ of the Purchase Price (as hereinafter defined at Section 2.01) on and subject to the terms and conditions set forth in this Agreement, 4% of DM's undivided interest in the Millennium Sapphire.

SECTION 2

Purchase Price

Section 2.01 Purchase Price. The purchase price (the "Purchase Price") to be paid by GRNQ to DM for 4% of the Millennium Sapphire is Four Million Dollars ($4,000,000) in GRNQ shares. GRNQ shall tender shares to pay the Purchase Price to DM pursuant to Section 3.02, and shall tender the outstanding shares representing the Purchase Price at the Closing (as hereinafter defined at Section 3.01).

SECTION 3

Closing

Section 3.01 Closing.

(a) The closing (the "Closing") of the purchase of the Millennium Sapphire shall occur at a time and date as hereafter agreed to by the parties at the office (as hereinafter defined at Section 3.04), but in no event shall occur more than 30 days (30) from the Effective Date. The time period spanning from the Effective Date to the date of Closing shall be referred to as the "Closing Period."

(b) At the Closing, all of the following shall occur:

(1) GRNQ shall deliver or cause to be delivered (as hereinafter described at Section 3.04) for delivery as per the new shareholder names to DM the following: (i) USD Four Million represented by 4.44 million GRNQ 144 shares;

(2) DM shall deliver to GRNQ a bill of sale for 4% ownership and assignment in form and content acceptable to GRNQ conveying to GRNQ 4% of the Millennium Sapphire, AS IS.

(3) Upon completion of the Closing, GRNQ shall hold ownership of a 4% share of the Millennium Sapphire in its wholly owned Wyoming subsidiary, Millennium Fine Art, Inc.

SECTION 4

Representations and Warranties

Section 4.01 Representations and Warranties of DM.

(a) DM represent and warrant that they are the legal holders of the Millennium Sapphire and that they have good title thereto free and clear of all liens, encumbrances, claims, covenants, conditions, and restrictions other than the copyrighted movie treatments referred to in Section 1.01 above.

(b) DM represent and warrant to GRNQ that they have the legal power, right, and authority to enter into this Agreement and to consummate the transactions contemplated thereby.

(c) DM does not have knowledge of any pending or possible legal actions of any type concerning the Millennium Sapphire, and, during the Finance Term, shall be obligated to notify GRNQ upon knowledge of any changes.

Section 4.02 Representations and Warranties of GRNQ.

(a) GRNQ represents and warrants to DM that it has the legal power, right, and authority to enter into this Agreement and issue shares to consummate the transactions contemplated thereby.

SECTION 5

Conditions to the Closing

Section 5.01 Representations and Responsibilities of DM.

(a) DM must produce an appraisal valuation for the Millennium Sapphire for US$100 million or more.

(b) DM must produce a Legal Opinion Letter proving his ownership of the Millennium Sapphire.

Section 5.02 Representations and Responsibilities of GRNQ.

(a) GRNQ must receive board of directors approval to acquire the 4% of the MS and to issue the shares of GRNQ to DM.

SECTION 6

Miscellaneous

Section 6.01 Termination. This Agreement shall terminate upon the occurrence of any one of the following events:

(a) The execution of a written agreement to terminate this Agreement by the parties; or

(b) Upon failure of GRNQ to receive board of directors approval to DM pursuant to Section 5.02 of this Agreement; or

(b) GRNQ is delisted from Nasdaq.

The effect of termination is that the purchase and sale of the Millennium Sapphire is canceled and that neither party will have any further rights or obligations under this Agreement. GRNQ hereby agrees that DM shall not owe any sums to GRNQ from the expenses it incurred subsequent to the Effective Date concerning the maintenance, insurance, promotion and security of the Millennium Sapphire and the Millennium Sapphire Materials.

Section 6.02 Default and Remedies. The parties to this Agreement acknowledge and agree that breach of any of the covenants of the Agreement may not be compensable by payment of money damages and, therefore, that the covenants of the parties set forth in this Agreement may be enforced in equity by a decree requiring specific performance. Without limiting the foregoing, if any dispute arises concerning the sale or other disposition of the Millennium Sapphire that is the subject of this Agreement, the parties agree that an injunction may be issued restraining the sale or other disposition of the Millennium Sapphire or rescinding any such sale or other disposition, pending resolution of the controversy. These remedies shall be cumulative and non-exclusive and shall be in addition to any other rights and remedies the parties may have under the Agreement.

Section 6.04 Disputes. The parties hereby agree that any Dispute shall be exclusively settled and resolved by binding and final arbitration administered by the Dallas County Court, USA. A "Dispute" shall include any action, dispute, claim, or controversy of any kind (e.g., whether in contract or in tort, statutory or common law, legal or equitable, or otherwise) now existing or hereafter arising between the parties in any way arising out of, pertaining to or in connection with this Agreement.

Section 6.05 Indemnity. GRNQ shall indemnify and hold DM harmless from and against any and all liabilities, claims, suits, costs (including court costs and attorneys' fees), and actions of any kind arising or alleged to arise from any promotional activities with respect to the Millennium Sapphire after the Effective Date. This indemnification shall include, but is not limited to, all liabilities incurred and contracts executed by DM, or another acting on behalf of DM, with respect to the promotion and sale of the Millennium Sapphire which are executed or performed after the Effective Date. DM has disclosed in writing to GRNQ any and all potential claims concerning the Millennium Sapphire.

Section 6.06 Notice. Any notice, demand or communication required, permitted or desired to be given hereunder shall be deemed effectively given where personally delivered or mailed by prepaid certified mail, return receipt requested, addressed as follows:

DM: Daniel Mckinney
1621 Central Avenue
Cheyenne, WY 82001
USA
Email: daniel@millenniumsapphire.com

GRNQ: Greenpro Capital Corp.
Room 1701-1703, 17F The Metropolis Tower
10 Metropolis Drive, Kowloon
Hong Kong
Email: gilbert.loke@greenprocapital.com

or to such other address, and to the attention of such other person or officer as either party may designate.

Section 5.07 Severability. If one or more of the provisions hereof shall for any reason be held to be invalid, illegal or unenforceable in any respect under applicable law, such invalidity, illegality, or unenforceability shall not affect any other provisions hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein, and the remaining provisions hereof shall be given full force and effect.

Section 5.08 Entire Agreement/Amendment. The terms of this Agreement are intended by the parties as a final expression of their Agreement with respect to the subject matter of this Agreement and may not be modified by evidence of any prior or contemporaneous negotiations, representations, Agreements and understandings. This Agreement supersedes, cancels and is in substitution of all Agreements heretofore entered into between the parties with respect to the subject matter covered by this Agreement. No other representations, Agreements or understandings between the parties shall be binding, unless in writing and signed by authorized representatives of the parties to this Agreement. This Agreement may only be amended in writing signed by the parties hereto.

Section 5.09 Headings. All section headings are for convenience of reference only and are not part of this Agreement, and no construction or inference shall be derived therefrom.

Section 5.10 Rule of Construction. The general rule for construction for interpreting a contract, which provides that provisions of a contract should be construed against the party preparing the contract, is waived by the parties. The Agreement shall be construed fairly and reasonably based on the language of the Agreement and without regard to the author of the language.

Section 5.11 Binding Effect. This Agreement shall bind and inure to the benefit of the respective heirs, personal representatives, successive owners, and assignees of the parties.

Section 5.12 Governing Law. This Agreement, regardless of where executed or performed, shall be governed by and construed in accordance with the laws of the State of Nevada. Venue for any litigation arising from this Agreement shall be in Clark County, Nevada, USA.

Section 5.13 Counterparts; Facsimile. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, all of which together shall constitute one and the same instrument. Execution copies of this Agreement may be delivered by facsimile.

Section 5.14 Waiver. No consent or waiver, express or implied, by any party to or for any breach or default by any other party in the performance by such other party of its obligations under this Agreement shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other party of the same or any other obligations of such other party under this Agreement. Failure on the part of any party to complain of any act or failure to act of any of the other parties or to declare any of the other parties in default, regardless of how long such failure continues, shall not constitute a waiver by such party of its rights hereunder.

Section 5.15 AS IS Provision. The parties agree that DM are selling and GRNQ is buying the Millennium Sapphire AS IS, AND WITH ALL FAULTS. GRNQ ACKNOWLEDGES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT, DM HAVE NOT MADE AND ARE NOT MAKING, AND DM SPECIFICALLY DISCLAIM, ANY WARRANTIES OR REPRESENTATIONS WITH RESECT TO (i) THE PHYSICAL CONDITION OF THE MILLENNIUM SAPPHIRE, (ii) THE VALUE, CONDITION, DMRCHANTABILITY, MARKETABILITY, SUITABILITY, PROFITABILITY, OR FITNESS FOR A PARTICULAR USE OR PURPOSE OF THE MILLENNIUM SAPPHIRE, AND (iii) THE QUALITY, AUTHENTICITY, GENUINENESS, OR INTEGRITY OF THE MILLENNIUM SAPPHIRE. GRNQ WILL MAKE SUCH INSPECTIONS AND INVESTIGATIONS OF THE PROPERTY AS GRNQ DEEMS NECESSARY, INCLUDING, BUT NOT LIMITED TO, THE PHYSICAL CONDITIONS THEREOF. The provisions of this Section will survive the Closing.

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IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the Effective Date.

Daniel Mckinney

By:______________________________

Sole owner

Greenpro Capital Corp.

a Nevada corporation

For and on behalf of
GREENPRO CAPITAL CORP.

By:______________________________ 27/5/2020

Name: Gilbert Loke

Title: CFO